Exhibit 10.1

PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K, THIS EXHIBIT OMITS CERTAIN INFORMATION, IDENTIFIED BY [***], THAT IS NOT MATERIAL AND THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSING AND DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement (“Agreement”) is made as of August 20, 2025 (the “Effective Date”), by and between:

Blade Ranger Ltd. (“Licensor”), an Israeli public company having its principal office at 1 Haysmin Ramat Gan, Israel,

and

Nukkleus Inc. (“Licensee” or “Distributor”), a Delaware corporation listed on Nasdaq, with offices at 575 Fifth Ave, New York, NY, USA, 10017.

W I T N E S S E T H:

WHEREAS, Licensor has developed and owns the intellectual property rights of hardware and software of drones payload that can be used for defense and homeland security applications and use cases (collectively, the “Technology” or the “Products”); and

WHEREAS, Licensee desires to obtain an exclusive license and distribution rights to market, sell, commercialize and distribute the Products, in the defense and homeland security in the United States of America (the “Territory”); and

WHEREAS, This Agreement does not involve the transfer of any business, operations, employees, systems, intellectual property ownership, or other significant assets. The transaction is strictly limited to a distribution license; and

WHEREAS, Licensor and Licensee believe it is in their mutual interest and desire to enter into this Agreement whereby Licensee would commercialize and use the Products in the United States pursuant to the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of this Agreement, the parties hereto agree as follows:

1. DEFINITIONS

1.1	The Product: The payload for drones that includes hardware components and Products as developed by Licensor, as listed in Appendix A.

1.2	Territory: The defense and homeland security market in USA.

2. GRANT OF RIGHTS

2.1	Licensor grants Distributor an exclusive, non-transferable, sub-licensable, license and right to market, distribute, sell, commercialize and license the Products within the Territory. Licensee may distribute the Product itself or by incorporating a subsidiary to do so. Without jeopardizing any of the Licensee rights, The Licensee may engage third party sub-distributors. Licensor represents and warrants that it has the right and power to grant the licenses granted herein and that there are no other agreements with any other party in conflict with such grant. Licensor further represents and warrants that it has no knowledge that the use of the Product, the license granted hereunder or any related technology infringes any rights of any third party.

2.2	Distributor shall use its best efforts to promote the Products and maximize the sale of the Products in the Territory. Distributor shall also provide reasonable “after sale” support to Product purchasers and generally perform such sales related activities as are reasonable to promote the Products and the goodwill of the Licensor in the Territory.

2.3	Distributor shall report quarterly to Company by written report due by the 15th of the month following the quarter concerning sales of the Products and marketing activities of the previous month.

2.4	Distributor shall neither advertise the Products outside the Territory nor solicit sales from purchasers located outside the Territory without the prior written consent of Company. Distributor’s task is to solicit orders from all potential customers in the Territory including, businesses, government entities, resellers, dealers, retailers, and others.

2.5	This Agreement and any of its clauses does not constitute and does not include any transfer of ownership, IP, source code, trade secrets, employees, or technology is made. Distributor acquires only contractual distribution rights.

2.6	Licensor retains all rights to development, branding, support infrastructure, and IP.

2.7	During the Term, each party shall advise the other party of any technical improvements and inventions relating to the Products. All such improvements and inventions shall become the property of Licensor, and Licensee agrees to execute any and all documents requested by Licensor in order to perfect Licensor’s right in same.

2A REPRESENTATIONS AND WARRANTIES.

2A.1	Each of Licensor and Licensee represents to the other that (i) it has all requisite power and authority, corporate or otherwise, to execute, deliver and perform its obligations under this Agreement and has taken all action, corporate or otherwise, necessary in order to execute and deliver this Agreement and all other instruments or agreements to be executed in connection herewith; (ii) this Agreement has been duly executed and delivered by a duly authorized representative of each respective party and (iii) this Agreement constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms.

2A.2	Each of Licensor and Licensee represents to the other that neither the execution and delivery of this Agreement by it, nor the consummation of its respective obligations hereunder will (a) violate, conflict with, result in a breach or termination of, constitute a default under or give rise to a right to terminate, amend, cancel or accelerate (or an event which, with notice or lapse of time or both, would constitute the same) any (i) contract or agreement to which it is a party or by which any of its properties or assets is bound, (iii) any government program or (iv) any law, order or any other restriction of any kind or character applicable to it or any of its properties or assets, or (b) result in the creation or imposition of any encumbrance upon any of its asset or any other property.

2A.3	Each of Licensor and Licensee represents to the other that no consent, waiver, registration, certificate, approval, grant, franchise, concession, permit, license, exception or authorization of, or declaration or filing with, or notice or report to, (a) any governmental body or (b) any other person or entity is required in connection with the execution, delivery and performance of this Agreement by either Licensor or Licensee.

2A.4	Each of Licensor and Licensee represents to the other that there is no action, suit, hearing, inquiry, review, proceeding or investigation by or before any court or governmental body pending, or threatened against or involving either Licensor or Licensee or any of the Products or with respect to the activities of any of its respective employee or agent. Neither party has received any notice of any event or occurrence which could result in any such action, suit, hearing, inquiry, review, proceeding or investigation.

2A.5	Licensor (i) has sole and exclusive ownership of the Products; (ii) has not granted any rights directly or indirectly in or to the Products or the intellectual property rights that are inconsistent with the rights granted to Licensee under this Agreement; (iii) has the right to grant the license granted under this Agreement free and clear of any encumbrance; (iv) will not directly or indirectly transfer, assign, encumber, grant, sell, lease or otherwise dispose of the Products or its intellectual property rights other than as may be expressly permitted herein; and (v) has no knowledge of any legal suit or proceeding by a third party against it contesting the ownership of the Products or the validity of its rights therein.

2A.6	In the event that the Products requires certain approvals or permits, Licensee shall take all steps necessary for obtaining from the appropriate governmental authority all approvals and permits necessary to carry out the terms of this Agreement.

2A.7	Licensor shall cooperate with Licensee relative to supplying any information and material necessary for the approvals and consents of the appropriate governmental authority, and Licensor agrees to provide Licensee any information requested by Licensee.

3. TERM

3.1	Initial Term: Three (3) years.

3.2	Automatic Extension: If Distributor achieves the revenue commitments in Section 5, this Agreement shall extend for an additional five (5) years.

4. DISTRIBUTOR OBLIGATIONS

4.1	Distributor undertake to operate and maintain his own business int eh goal of maximizing the sales and marketing of the Products in the Territory. Distributor shall hire employees and consultants with relevant technical, support, maintenance, sales and marketing capabilities; lease relevant offices and warehouses and take all necessary actions to commercialize the Products in the Terittory.

4.2	Revenue Minimums: Distributor undertakes to purchase from the Licensor the following minimum amounts:

4.2.1	Year 1: 5 payloads.

4.2.2	Year 2: 10 payloads.

4.2.3	Year 3: 15 payloads.

4.3	The foregoing minimum purchase requirement will be satisfied for any given Contract Year if Distributor’s purchases of Products equals or exceeds the minimum number for that Contract Year. If Distributor fails to meet or exceed the foregoing minimum purchase requirement in any given Contract Year, then, Supplier may elect, by written notice to Distributor (i) to terminate this Agreement or (ii) to make non-exclusive for all purposes the sales and distribution rights granted Distributor by this agreement.

4.4	If minimum amounts achieved in the first 3 years, the Term extends for five (5) additional years, with 25 payloads annual commitment.

4.5	Performance Incentive: If Distributor exceeds 125% of the revenue minimum in a Contract Year, Licensor shall provide a 8% credit on annual purchases.

4.6	Distributor shall provide local end-customer support, regulatory localization, and ensure compliance with all local regulations.

4.7	Distributor shall have the right to conduct end-customer education, marketing events, and conferences.

5. CONSIDERATION

5.1	Upfront Payment: Distributor shall pay Licensor USD 100,000 as consideration for the exclusive distribution rights. That amount would be paid in 4 quarterly payments – first one by the end of the first 3 months following the execution of this Agreement.

5.2	Prices: Distributor shall pay Licensor the license fees set forth in Appendix A. Prices do not include applicable sales or use taxes and shipping costs, which shall be separately stated on Licensor’s invoices and born by Distributor.

5.3	Pricing Freedom: Distributor is free to determine customer pricing, subject to compliance with applicable laws and export controls.

5.4	Licensee’s obligations for payments owed provided in this Agreement shall survive expiration or termination of this Agreement.

5.5	All payments due Licensor shall be made in U.S. currency by check or wire drawn on a U.S. bank, unless otherwise specified by Licensor and agreed to by Licensee, which request shall not be unreasonably denied.

6. LICENSOR OBLIGATIONS

6.1	Upon the request of Licensee, Licensor agrees to provide Licensee with such know-how relating to the Products as relates to the installation and operation of hardware, Products, machinery, equipment, materials, object codes, specifications, designs, manufacturing and processing procedures, methods, layout, and the like that Licensor believes Licensee may require in order to commercialize the Products in the United States.

6.2	Licensor shall provide Licensee, such technical and other qualified training and support for using the Products and for assisting Licensee on any problems or matters that require assistance. In such event, Licensee shall pay all travel and out-of-pocket expenses, if any, incurred by any such Licensor personnel, it being understood that the salaries of the experts shall be the responsibility of Licensor. Any such expenses must be first approved in writing by a duly authorized representative of Licensee.

6.3	At the request of Licensee, Licensor shall train employees of Licensee at Licensor’s facility. Expenses and salaries of Licensee personnel sent to Licensor by Licensee for training shall be borne by Licensee. Any such expenses must be first approved in writing by a duly authorized representative of Licensee.

6.4	Provide product updates, patches, and marketing materials.

6.5	Maintain IP ownership, product development, and branding.

7. INTELLECTUAL PROPERTY, CONFIDENTIALLITY

7.1	All IP remains vested solely in Licensor.

7.2	Distributor acquires no ownership, only a contractual license.

7.3	All Products shall bear Licensor’s proprietary notices.

7.4	Licensee recognizes that the Products is the proprietary and confidential property of Licensor. Accordingly, Licensee shall not, without the prior express written consent of Licensor, during the term of this Agreement and thereafter, disclose or reveal to any third party or utilize for its own benefit other than pursuant to this Agreement, any such information provided by Licensor concerning the Products, provided that such information was not previously known to Licensee or to the general public. Licensee further agrees to take all reasonable precautions to preserve the confidentiality of Licensor’s technology and shall assume responsibility that its employees, sublicensees and assignees will similarly preserve this information against third parties. The provisions of this clause shall survive termination of this Agreement.

8. COMPLIANCE & EXPORT CONTROL

8.1	Distributor shall ensure compliance with U.S. regulations and obtain all necessary permits prior to resale.

9. WARRANTIES & DISCLAIMER

9.1	Licensor warrants that Products, when delivered, will substantially conform to specifications in Appendix A for ninety (90) days.

9.2	EXCEPT AS EXPRESSLY PROVIDED, LICENSOR DISCLAIMS ALL OTHER WARRANTIES, INCLUDING MERCHANTABILITY AND FITNESS FOR PURPOSE.

10. TERM & TERMINATION

10.1	Either party may terminate for uncured material breach within 30 days.

10.2	If Distributor fails to meet annual revenue commitments (unless waived), Licensor may terminate exclusivity or convert rights to non-exclusive.

10.3	The following termination rights are in addition to any other termination rights which may be provided elsewhere in the Agreement:

10.3.1	Immediate Right of Termination. Licensor shall have the right to immediately terminate this Agreement by giving written notice to Licensee in the event that Licensee does any of the following:

10.3.1.1	Files a petition in bankruptcy or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if Licensee discontinues or dissolves its business or if a receiver is appointed for Licensee or for Licensee’s business and such receiver is not discharged within thirty (30) days;

10.3.1.2	Discontinues use of the Products for a period of at least six (6) consecutive months.

10.3.2	Right to Terminate Upon Notice. Either party may terminate this Agreement on ninety (90) business days’ written notice to the other party in the event of a breach of any provision of this Agreement by the other party, and provided that during the 90-day period, the breaching party fails to cure such breach.

10.4	Upon the expiration or termination of this Agreement, all rights granted to Licensee under this Agreement shall forthwith terminate and immediately revert to Licensor and Licensee shall discontinue all use of the Products.

10.5	Upon the expiration or termination of this Agreement, Licensor may require that Licensee transmit to Licensor, at no cost to Licensor, all material relating to the Products, provided, however, that Licensee shall be permitted to retain a full copy of all material subject to the confidentiality provisions of this Agreement.

10.6	Upon expiration or termination of this Agreement, any outstanding payments due to the Licensor shall be immediately due and payable.

11. INDEMNITY

11.1	Licensee agrees to defend, indemnify, and hold Licensor and its agents, and employees harmless against all costs, expenses and losses (including reasonable attorney fees and costs) incurred through claims of third parties against Licensor based on a breach by Licensee of any representation or warranty made in this Agreement.

11.2	Licensor agrees to defend, indemnify, and hold Licensee, and its officers, directors, agents, representatives and employees, harmless against all costs, expenses and losses (including reasonable attorney fees and costs) incurred through claims of third parties against Licensee or its officers, directors, agents, representatives and employees based on a breach by Licensor of any representation or warranty made in this Agreement or its use of the Products, including, but not limited to, actions founded on product liability.

11.3	Licensor liability and any and all indemnification limits under this agreement shall not exceed in total for all claims the amounts paid by Licensee to Licensor in the period of 12 months prior to the relevant claim.

12. INDEPENDENT CONTRACTORS

12.1	Nothing in this Agreement creates a partnership, joint venture, or employment relationship.

13. MISCELLANEOUS

13.1	Governing Law: England and Wales. Jurisdiction is hereby granted to the competent courts in London, United Kingdom.

13.2	Entire Agreement: This Agreement supersedes all prior discussions.

13.3	Non-assignability: Neither party may assign without prior written consent, except to an affiliate or successor. Upon notification of an assignment the other party shall provide reasonable assistance, and agrees to execute any all documents, to enable such affiliated assignment.

13.4	No waiver by either party of any default shall be deemed as a waiver of prior or subsequent default of the same of other provisions of this Agreement.

13.5	If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

13.6	This Agreement constitutes the entire understanding of the Parties, and revokes and supersedes all prior agreements between the Parties and is intended as a final expression of their Agreement. It shall not be modified or amended except in writing signed by the Parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may conflict with this Agreement.

IN WITNESS WHEREOF

The parties hereto have executed this Agreement as of the Effective Date.

Blade Ranger Ltd. (Licensor)

By:	/s/ Shmuel Yannai	/s/ Hagay M. Climor
Name:	Shmuel Yannai	Hagay M. Climor
Title:	CBDO	Chairman

Nukkleus Inc. (Distributor)

By:	/s/ Menachem Shalom
Name:	Menachem Shalom
Title:	CEO

APPENDIX A

Products and Distributor Prices

Drone Payload

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